Exhibit 99.2

ê DETACH PROXY CARD HERE ê

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink

Ordinary resolution	FOR	AGAINST

To approve the transfer by the Company of substantially all of its assets on the terms and conditions set out in the draft transfer agreement (as described in the Shareholders’ Circular and Prospectus).	☐	☐

To change your address, please mark this box.         ☐

SCAN LINE

The voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

Date Share Owner sign here	Co-Owner sign here

Telewest Communications plc

Instructions to THE BANK OF NEW YORK, as Depositary

(Must be received prior to the close of business on May 14, 2004)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the amount of Deposited Securities underlying the American Depositary Shares evidenced by such Owner’s Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on April 28, 2004 at an Extraordinary General Meeting of Telewest Communications plc, to be held in England on Friday, May 21, 2004 at 10:00 AM in respect of the resolutions specified in the Notice of such Meeting.

NOTE:

1.	Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box.

2.	The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions.

To include any comments, please mark this box.    ☐

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.